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FOR IMMEDIATE RELEASE CONTACT:                      JAMES P. BUTLER
                                                    CHIEF FINANCIAL OFFICER
                                                    909-736-3700

                                                    MMI MEDICAL, INC.
                                                    1611 Pomona Road
                                                    Corona, CA 91720


MMI MEDICAL, INC. CHANGES NAME TO INNOSERV TECHNOLOGIES, INC.

CORONA, CA., OCTOBER 30, 1995 - MMI MEDICAL, INC. (NASDAQ -MMIM) Monday announced that it has changed its name to InnoServ Technologies, Inc. The name change was approved by a majority of the Company's shareholders at the Company's Annual Meeting of Shareholders held on September 15, 1995. The Company's new NASDAQ stock symbol will be ISER and will become effective on Wednesday November 1, 1995. The new CUSIP number for the Company's common stock is 45765F 10 6.

InnoServ Technologies, Inc., through its various subsidiaries, provides hospitals, clinics and private physicians' offices with maintenance services for diagnostic imaging equipment, shared mobile computed tomography and cardiac catheterization services and other radiological parts and supplies.

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